DISTRIBUTION AND SERVICE PLAN

EXHIBIT A

Fund	Effective Date

Nuveen (f/k/a NuShares) Enhanced Yield U.S. Aggregate Bond ETF	August 2, 2016

Nuveen (f/k/a NuShares) Short-Term REIT ETF	December 5, 2016

Nuveen (f/k/a NuShares) ESG Large-Cap Growth ETF	December 7, 2016

Nuveen (f/k/a NuShares) ESG Large-Cap Value ETF	December 7, 2016

Nuveen (f/k/a NuShares) ESG Mid-Cap Growth ETF	December 7, 2016

Nuveen (f/k/a NuShares) ESG Mid-Cap Value ETF	December 7, 2016

Nuveen (f/k/a NuShares) ESG Small-Cap ETF	December 7, 2016

Nuveen ESG 1-5 Year U.S. Aggregate Bond ETF (f/k/a Nuveen (f/k/a NuShares) Enhanced Yield 1-5 Year U.S. Aggregate Bond ETF	March 9, 2017

Nuveen (f/k/a NuShares) ESG Emerging Markets Equity ETF	May 16, 2017

Nuveen (f/k/a NuShares) ESG International Developed Markets Equity ETF	May 16, 2017

Nuveen (f/k/a NuShares) ESG U.S. Aggregate Bond ETF	September 24, 2017

Nuveen ESG Large Cap ETF	June 4, 2019

Nuveen ESG High Yield Corporate Bond ETF	September 20, 2019

Nuveen ESG Dividend ETF	August 26, 2021

Nuveen Growth Opportunities ETF	September 15, 2021

Nuveen Core Plus Bond ETF	March 6, 2024

Nuveen Preferred and Income ETF	March 6, 2024

Nuveen Ultra Short Income ETF	March 6, 2024

Nuveen AA-BBB CLO ETF	December 3, 2024

Nuveen High Yield Municipal Income ETF	January 22, 2025

Nuveen Municipal Income ETF	January 22, 2025

Nuveen Securitized Income ETF	September 23, 2025

Nuveen High Yield Corporate Bond ETF	September 23, 2025

Nuveen International Aggregate Bond ETF	September 23, 2025

Nuveen U.S. Infrastructure ETF	June 17, 2026

Nuveen Impact Bond ETF	September 14, 2026

Nuveen Technology & Infrastructure Credit ETF	November 16, 2026

Last updated: November 2, 2026